UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 3, 2009

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

Advanced Storage - Montgomery

On September 3, 2009, Strategic Storage Trust, Inc. (the "Registrant"), through a wholly-owned subsidiary of the Registrant's operating partnership, closed on the purchase of a self storage facility located in Montgomery, Alabama (the "Advanced Storage - Montgomery Property"). The Registrant purchased the Advanced Storage - Montgomery Property from Advent Development Company, L.L.C., an unaffiliated third party, for a purchase price of $3,800,000 plus closing costs and acquisition fees, which the Registrant paid using a combination of cash and lender financing of approximately $2,990,000 (the "Advanced Storage - Montgomery Loan") that was assumed by the Registrant's operating partnership's subsidiary and guaranteed by the Registrant. The Registrant paid its advisor $95,000 in acquisition fees in connection with this acquisition.

The Advanced Storage - Montgomery Property is an approximately 600-unit self storage facility that sits on approximately 5.5 acres and contains approximately 94,600 rentable square feet of self storage space, located at 6010 Monticello Drive, Montgomery, Alabama, approximately six miles east of downtown Montgomery, Alabama. It was constructed in 1995 and 2004.

Pursuant to the original promissory note dated June 4, 2006, the Advanced Storage - Montgomery Loan bears a fixed rate of 6.42% per annum and requires monthly payments of principal and interest due on the first day of each month through June 1, 2016. Generally, the Advanced Storage - Montgomery Loan may not be prepaid. The Registrant has unconditionally guaranteed the obligation of the Registrant's operating partnership's subsidiary.

Storage Advantage - Phoenix

On September 4, 2009, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, closed on the purchase of a self storage facility located in Phoenix, Arizona (the "Storage Advantage - Phoenix Property"). The Registrant purchased the Storage Advantage - Phoenix Property from Missouri Investors, LLC, an unaffiliated third party (the "Storage Advantage - Phoenix Seller"), for an all-cash purchase price of $2,000,000 (the "Storage Advantage - Phoenix Purchase Price") plus closing costs and acquisition fees. The Registrant paid its advisor $50,000 in acquisition fees in connection with this acquisition.

On the closing date, the purchase agreement related to the Storage Advantage- Phoenix Property, as amended (the "Storage Advantage - Phoenix Purchase Agreement"), was assigned to the Registrant by Storage Advantage I, DST, an affiliate of the Registrant's sponsor (the "Storage Advantage DST"). In October 2008, the Storage Advantage DST filed a lawsuit against the Storage Advantage - Phoenix Seller and other defendants for breach of contract in connection with the Storage Advantage - Phoenix Purchase Agreement for failure to close on a portfolio of five self storage facilities, including the Storage Advantage - Phoenix Property. In connection with the Registrant's acquisition of the Storage Advantage - Phoenix Property and in settlement of this lawsuit, the Storage Advantage - Phoenix Seller paid $600,000 to the Storage Advantage DST to partially reimburse the Storage Advantage DST for expenses incurred in connection with the previously failed acquisition. The Registrant obtained a current independent appraisal for the Storage Advantage - Phoenix Property reflecting an appraised value of $2,000,000, the amount of the Storage Advantage - Phoenix Purchase Price.

The Storage Advantage - Phoenix Property is an approximately 520-unit self storage facility that sits on approximately 1.4 acres and contains approximately 38,750 rentable square feet of self storage space, located at 727 West Missouri Avenue, Phoenix, Arizona approximately six miles northwest of the Phoenix central business corridor. It was constructed in 1974.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see Item 2.01 above for a description of the Advanced Storage - Montgomery Loan guaranteed by the Registrant in connection with the acquisition of the Advanced Storage - Montgomery Property.

Item 7.01. Regulation FD Disclosure

On September 8, 2009, the Registrant issued a press release regarding the closing of these acquisitions. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before November 20, 2009 by amendment to this Form 8-K.

(b) Pro forma financial information.

See paragraph (a) above.

(d) Exhibits.

99.1 Press Release Announcing the Acquisition of the Advanced Storage - Montgomery Property and the Storage Advantage - Phoenix Property.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.
Date: September 9, 2009	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer